Exhibit 99.1

Bread FinancialTM Announces Approval of $150 Million Share Repurchase Program

COLUMBUS, Ohio, March 5, 2025 – Bread Financial Holdings, Inc. (NYSE: BFH) (“Bread Financial” or the “Company”) today announced that its Board of Directors (the “Board”) has authorized a new plan to repurchase up to $150 million of shares of its common stock. There is no expiration date for the repurchase plan.

“Aligned with our capital priorities, we have prudently focused on strengthening our balance sheet over the past five years, including building capital and reducing debt. The issuance of Tier 2 capital and this share repurchase authorization will further strengthen our total capital ratios, while providing capital flexibility for future growth and further optimization of our capital position over time,” said Ralph Andretta, president and chief executive officer of Bread Financial.

Any decision to repurchase shares will be subject to market conditions and other factors, including legal and regulatory restrictions and required approvals, up to the aggregate amount authorized by the Board. The repurchase plan does not obligate the Company to acquire any specific number of shares and may be suspended or terminated at any time.

About Bread FinancialTM
Bread FinancialTM (NYSE: BFH) is a tech-forward financial services company that provides simple, personalized payment, lending and saving solutions to millions of U.S. consumers. The Company’s payment solutions, including Bread Financial general purpose credit cards and savings products, empower its customers and their passions for a better life. Additionally, the Company delivers growth for some of the most recognized brands in travel & entertainment, health & beauty, jewelry and specialty apparel through their private label and co-brand credit cards and pay-over-time products providing choice and value to their shared customers.

Headquartered in Columbus, Ohio, Bread Financial is powered by its 6,000 global associates and is committed to sustainable business practices.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, among other things, statements regarding the Company’s intended share repurchases and the expected impact on share count dilution. The Company believes that its expectations are based on reasonable assumptions. Forward-looking statements, however, are based only on currently available information and the Company’s current beliefs, expectations and assumptions, and are subject to a number of risks and uncertainties that are difficult to predict and, in many cases, beyond the Company’s control, including risk and uncertainties described in greater detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, the Company’s Quarterly

Reports on Form 10-Q filed for periods subsequent to such Form 10-K. The Company’s forward-looking statements speak only as of the date made, and it undertakes no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Contacts

Brian Vereb — Investor Relations
Brian.Vereb@breadfinancial.com

Susan Haugen — Investor Relations
Susan.Haugen@breadfinancial.com

Rachel Stultz — Media
Rachel.Stultz@breadfinancial.com

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